                                  SCHEDULE 14C
                                 (RULE 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

       INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by Registrant                             (X)
Filed by a Party other than the Registrant      ( )

Check the appropriate box:

[ ] Preliminary Information Statement
[ ] Confidential, for use of the Commission only as permitted by
    Rule 14c-6(e)(2)
[X] Definitive Information Statement


                           MET INVESTORS SERIES TRUST
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

    [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    5) Total fee paid:

[ ] Fee paid with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was
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    number, of the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                           MET INVESTORS SERIES TRUST

                      Clarion Global Real Estate Portfolio
           (formerly known as Neuberger Berman Real Estate Portfolio)

                            5 Park Plaza, Suite 1900
                            Irvine, California 92614

                              INFORMATION STATEMENT

     The primary purpose of this Information Statement is to provide you with information about a change of the investment adviser ("Adviser") to the Clarion Global Real Estate Portfolio (known as Neuberger Berman Real Estate Portfolio prior to April 28, 2008) (the "Portfolio"), a series of Met Investors Series Trust (the "Trust"). Effective April 28, 2008, ING Clarion Real Estate Securities L.P. ("Clarion") replaced Neuberger Berman Management, Inc. ("Neuberger Berman") as the Adviser to the Portfolio. Clarion is an indirect, wholly-owned subsidiary of ING Groep, N.V. and is an affiliate of ING Investments. Neuberger Berman was replaced as the Adviser because the Portfolio changed its investment strategy from a domestic to global mandate. For a discussion of this change, see "Changes in Portfolio's Investment Style" below or the Trust's Prospectus dated April 28, 2008. This Information Statement is being mailed on or about June 30, 2008. The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended ("Exchange Act"). The Trust's most recent annual and semi-annual reports are available upon request without charge by writing the Trust at the above address or calling the Trust toll-free at 1-800-343-8496.

     Met Investors Advisory, LLC (the "Manager") serves as investment manager to the Trust pursuant to a management agreement dated December 8, 2000, as amended from time to time, between the Trust and the Manager (the "Management Agreement"). MetLife Investors Distribution Company (the "Distributor"), an affiliate of the Manager, serves as the distributor to the Trust. The Manager and the Distributor are located at 5 Park Plaza, Suite 1900, Irvine, California 92614. State Street Bank and Trust Company is the administrator of the Trust and is located at 2 Avenue de LaFayette Street, Boston, Massachusetts 02111.

     Section 15(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), requires that all agreements under which persons serve as investment managers or investment advisers to investment companies be approved by shareholders. The Securities and Exchange Commission has granted exemptive relief to the Trust and the Manager which generally permits the Manager, subject to certain conditions including approval of the Board of Trustees, to (i) select an Adviser for the Portfolio; (ii) enter into and materially modify existing advisory agreements between the Manager and the Adviser; and (iii) terminate and/or hire unaffiliated advisers without obtaining approval of the Portfolio's shareholders. One of the conditions of the exemptive relief is that within 90 days after entering into a new or amended advisory agreement without shareholder approval, the Portfolio must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of the agreement. This Information Statement is being provided to you to satisfy this condition of the exemptive relief.

     THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

I.   INTRODUCTION

     Prior to April 28, 2008, Neuberger Berman was Adviser to the Portfolio pursuant to an Investment Advisory Agreement, dated May 1, 2004, by and between the Manager and Neuberger Berman, as amended on August 11, 2005 (the "Previous Advisory Agreement").

     In the role of Manager to the Trust, the Manager regularly monitors the performance of the Portfolio's Advisers, and has the ultimate responsibility to recommend to the Board of Trustees of the Trust the hiring, termination and replacement of unaffiliated Advisers. After analysis, the Manager recommended to the Board of Trustees of the Trust that the Portfolio would benefit from the replacement of Neuberger Berman with Clarion.

     At a meeting of the Board of Trustees of the Trust held on February 13, 2008, the Trustees (including the Trustees who are not "interested persons" of the Trust, the Manager, the Adviser or the Distributor (as that term is defined in the 1940 Act)("Disinterested Trustees")) approved a new investment advisory agreement between the Manager and Clarion, with respect to the Portfolio, which took effect as of April 28, 2008 (the "New Advisory Agreement"). In connection with the appointment of Clarion pursuant to the New Advisory Agreement, the Board of Trustees terminated the Previous Advisory Agreement, and as of April 28, 2008, Neuberger Berman no longer served as Adviser to the Portfolio. As discussed below, the New Advisory Agreement is the same in all material respects to the Previous Advisory Agreement, except for the Adviser and the effective date of the Agreement. As with the Previous Advisory Agreement, the Portfolio does not pay the advisory fee under the New Advisory Agreement. The Management Agreement between the Trust and the Manager relating to the Portfolio remains in effect, and the fees payable to the Manager relating to the Portfolio remains in effect and fees payable to the Manager by the Portfolio under the Management Agreement will not change.

     THERE IS NO INCREASE IN THE MANAGEMENT FEES PAID BY THE PORTFOLIO AS A RESULT OF THE NEW ADVISORY AGREEMENT.

     As a result of the approval of the New Advisory Agreement, effective April 28, 2008, Clarion replaced Neuberger Berman as the Adviser to the Portfolio and the name of the Portfolio changed to "Clarion Global Real Estate Portfolio."

II.  THE PREVIOUS AND NEW ADVISORY AGREEMENTS

     THE PREVIOUS ADVISORY AGREEMENT

     The Previous Advisory Agreement provided that it would remain in effect from May 1, 2004 to December 31, 2005 and would continue in full force and effect for successive periods of one year thereafter only so long as the Board of Trustees, including a majority of the Disinterested Trustees, specifically approved its continuance at least annually. The Previous Advisory Agreement could be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Disinterested Trustees, by the Manager, or by the vote of a majority of the outstanding voting securities of the Portfolio, upon sixty days' prior written notice to the Adviser or by the Adviser upon ninety days' prior written notice to the Manager, or upon shorter notice as mutually agreed upon. The Previous Advisory Agreement also terminated automatically in the event of its assignment or in the event that the Management Agreement between the Manager and the Trust was assigned or terminated for any other reason.

     The Previous Advisory Agreement also generally provided that, absent willful misconduct, bad faith, gross negligence, or reckless disregard of obligations or duties under the Agreement on the part of the Adviser, the Adviser would not be liable for any act or omission in the course of, or connected with, rendering services under the Agreement.

     Under the Previous Advisory Agreement, the Manager paid an advisory fee to Neuberger Berman, based on the average daily net assets of the Portfolio, consisting of a monthly fee paid computed at the annual rate of 0.40% of the first $200 million of such assets, plus 0.35% of such assets over $200 million up to $750 million, plus 0.30% of such assets over $750 million. For the fiscal year ended December 31, 2007, the Manager paid Neuberger Berman $4,691,895 in aggregate advisory fees.

     The Previous Advisory Agreement was approved by the Board of Trustees, including by a separate vote of the Disinterested Trustees, at a meeting held on February 18, 2004, and by the Portfolio's initial shareholder on April 20, 2004.

          THE NEW ADVISORY AGREEMENT

     The terms of the New Advisory Agreement are the same in all material respects as those of the Previous Advisory Agreement, except for the Adviser and the effective date. The New Advisory Agreement provides that it will remain in effect until December 31, 2009 and thereafter for successive periods of one year only so long as the Board of Trustees, including a majority of the Disinterested Trustees, specifically approves its continuance at least annually. Like the Previous Advisory Agreement, the New Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Disinterested Trustees, by the Manager, or by the vote of a majority of the outstanding voting securities of the Portfolio, upon sixty days' prior written notice to the Adviser or by the Adviser upon ninety days' prior written notice to the Manager, or upon shorter notice as mutually agreed upon. The New Advisory Agreement also terminates automatically in the event of its assignment or in the event that the Management Agreement between the Manager and the Trust is assigned or terminated for any other reason.

     The New Advisory Agreement also generally provides that, absent willful misconduct, bad faith, gross negligence, or reckless disregard of obligations or duties under the Agreement on the part of the Adviser, the Adviser will not be liable for any act or omission in the course of, or connected with, rendering services under the Agreement.

     Advisory Fee

     Under the New Advisory Agreement, the Manager pays an advisory fee to Clarion that is identical to the advisory fee the Manager paid to Neuberger Berman under the Previous Advisory Agreement.

     As with the Previous Advisory Agreement, the Portfolio does not pay the advisory fee under the New Advisory Agreement. The Management Agreement between the Trust and the

Manager relating to the Portfolio remains in effect and the fees payable to the Manager by the Portfolio under the Management Agreement have not changed.

     Effective Date

     The New Advisory Agreement was approved by the Board of Trustees, including by a separate vote, the Disinterested Trustees, on February 13, 2008, and its effective date was as of April 28, 2008.

III. BOARD CONSIDERATIONS

     At a meeting of the Board of Trustees held on February 13, 2008, the Board of Trustees, including the Disinterested Trustees, initially approved an investment advisory agreement with respect to the Portfolio between the Manager and Clarion (previously defined as the "New Advisory Agreement").

     The Board of Trustees approved the New Advisory Agreement between the Manager and Clarion based on a number of factors relating to Clarion's ability to perform under the New Advisory Agreement. These factors included: Clarion's management style and long-term performance record with comparable funds; Clarion's current level of staffing and its overall resources; Clarion's financial condition; and Clarion's compliance systems and any disciplinary history. In particular, the Board noted that the ING Global Real Estate Fund (the "ING Fund") (a retail mutual fund with substantially similar investment objectives, policies and strategies as those of the Portfolio) had outperformed the S&P/Citigroup World Property Index and FTSE EPRA/NAREIT Global Real Estate Index since inception and for the one-, three- and five-year periods ended December 31, 2007. The Board also noted that the Portfolio would be managed by the same individuals who managed the ING Fund. The Disinterested Trustees were advised by independent legal counsel throughout the process.

     The Board gave substantial consideration to the fees payable under the New Advisory Agreement. In this connection, the Board evaluated Clarion's costs and profitability (to the extent practicable) in serving as an Adviser to the Portfolio, including the costs associated with the personnel, systems and equipment necessary to perform its functions. The Board also examined the fees to be paid to Clarion in light of fees paid to other investment advisers by comparable funds and the method of computing the Adviser's fee. The Board noted that the proposed fee was identical to the advisory fee paid to Neuberger Berman for managing the Portfolio under the Previous Advisory Agreement. The Board also noted that the fees payable under the New Advisory Agreement were comparable to the terms of advisory arrangements with other mutual funds managed by the Adviser. After comparing the fees with those of comparable funds and in light of the quality and extent of services to be provided, and the costs to be incurred, by Clarion, the Board concluded that the fee to be paid the Adviser with respect to the Portfolio was fair and reasonable.

     The Board reviewed information regarding Clarion's practices regarding soft dollars and best execution. The Board also noted that Clarion, through its relationship as an Adviser to the Portfolio, may engage in soft dollar transactions for proprietary research or brokerage services. While Clarion selects brokers primarily on the basis of their execution capabilities, the direction of transactions may at times be based on the quality and amount of research such brokers provide. The Board concluded that the benefits accruing to Clarion by virtue of the Adviser's relationship to the Portfolio are fair and reasonable.

     In considering the profitability to the Adviser of its relationship with the Portfolio, the Board noted that the fees under the New Advisory Agreement were paid by the Manager out of the management fees that it receives under the Management Agreement. The Board also relied on the ability of the Manager to negotiate the New Advisory Agreement and the fees thereunder at arm's length. In addition, the Board noted that the terms of the New Advisory Agreement and fees payable thereunder were comparable to the terms of advisory arrangements with other mutual funds managed by the Adviser. The Board also reviewed data regarding fees charged by the Adviser to separately managed accounts with similar investment objectives. The Board reviewed the Adviser's estimate of its projected profit margin, although the Board placed greater weight on each of the factors specified above. As the Portfolio's relationship with the Adviser is new, no economies of scale have been recognized. The Board noted that the advisory fee schedule for the Portfolio contains breakpoints which in the Board's view appropriately reflect the potential for future recognition of economies of scale.

     In conclusion, the Board evaluated and reviewed the following factors for
Clarion: (a) the fairness and reasonableness of the investment advisory fee payable to Clarion under the New Advisory Agreement, in light of the investment advisory services to be provided, the costs of these services, the profitability of the Adviser's relationship with the Portfolio, and the amount of the fees to be paid compared to fees paid by other investment companies; (b) the expected nature, quality and the extent of the investment advisory services to be provided to the Portfolio by Clarion; (c) Clarion's commitment to the management of the Portfolio; and (d) the portfolio management process, personnel, systems, operations and financial condition of Clarion.

     In connection with these considerations, the Board of Trustees determined that the advisory arrangement between the Manager and Clarion was in the best interests of the Portfolio and its shareholders. Based on these considerations and the overall high quality of the personnel, operations, financial condition, investment advisory capabilities, methodologies, and performance of Clarion with comparable funds, the Board (including a majority of Disinterested Trustees) determined approval of the New Advisory Agreement was in the best interests of the Portfolio.

IV.  THE ADVISER

     ING Clarion Real Estate Securities, L.P. (previously defined as "Clarion"), 200 King of Prussia, Radnor, Pennsylvania 19087, is the Adviser to the Portfolio. Clarion is an indirect, wholly-owned subsidiary of ING Groep, N.V. and is an affiliate of ING Investments. As of December 31, 2007, Clarion managed approximately $17 billion in assets for institutional and individual client accounts.

     The individuals jointly and primarily responsible for the day-to-day management of the Portfolio are T. Ritson Ferguson, Chief Investment Officer ("CIO") of Clarion, and Steven D. Burton and Joseph P. Smith, each a Managing Director of Clarion.

     Mr. Ferguson has 22 years of real estate investment experience. He has managed the ING Fund's portfolio since November 2001. Mr. Ferguson has served as Co-CIO and more recently CIO of Clarion since 1991.

Mr. Burton is a member of Clarion's Investment Committee and has managed the ING Fund's portfolio since November 2001. He is also responsible for evaluating the investment potential of public real estate companies outside of the United States. Mr. Burton joined Clarion in 1995.

Mr. Smith is a member of Clarion's Investment Committee and has managed the ING Fund's portfolio since February 2007. He joined Clarion in 1997 and has 14 years of real estate investment management experience.

     Clarion's directors and executive officers are as follows:

     The address for the executive officers is Clarion, 200 King of Prussia, Radnor, Pennsylvania 19087.

                                    POSITION HELD WITH CLARION AND
       NAME                PRINCIPAL OCCUPATIONS DURING THE LAST FIVE YEARS
       -----               ------------------------------------------------
T. Ritson Ferguson   Managing Director, Chief Executive Officer and Chief
                     Investment Officer of Clarion since 1991.

Jarrett B. Kling     Managing Director of Clarion since 1991.

Joseph P. Smith      Managing Director of Clarion since 1997.

Steven D. Burton     Managing Director of Clarion since 1995.

David J. Makowicz    Chief Operating Officer since 2006; previously,
                     Relationship Manager, SEI Corporation, from 1998 to 2006.

William E. Zitelli   Chief Compliance Officer since 2007; previously, attorney
                     in private practice from 2005 to 2007; Vice President and
                     Counsel, SEI Corporation, from 2000 to 2005.

     Clarion acts as investment adviser or subadviser to the following other mutual funds that have similar investment objectives to that of the Portfolio.

                                             ANNUAL ADVISORY FEE RATE
                                            FOR RECENT FISCAL YEAR END        ASSETS UNDER MANAGEMENT AS OF
  COMPARABLE REAL ESTATE PORTFOLIOS    (AS A % OF AVERAGE DAILY NET ASSETS)             12/31/2007
  ---------------------------------    ------------------------------------   -----------------------------
ING Global Real Estate Fund                            0.37                           $1,410,643,311
ING Global Real Estate Portfolio                       0.40                           $  293,535,570
Clarion Global Real Estate
   Securities Portfolio
   (Aegon/Transamerica Series Trust)                   0.37                           $  710,545,046

TA IDEX Clarion Global Real Estate
   Securities Portfolio                                0.39                           $  340,361,680

     There are no fee waivers or expense limitations in effect with respect to any of the advisory fees listed above.

V.   CHANGES IN PORTFOLIO'S INVESTMENT STYLE

     The transition from Neuberger Berman to Clarion as Adviser of the Portfolio involved certain portfolio transaction costs as Clarion restructured the Portfolio. The Manager has notified the Trust that the estimated transaction costs of this restructuring did not exceed 0.60% of the Portfolio's net asset value. Restructuring costs consist primarily of brokerage fees and dealer spreads or markups related to purchasing and selling securities for the Portfolio's portfolio.

Under normal market conditions, the Portfolio will invest at least 80% of its assets in a portfolio of equity securities of companies that are principally engaged in the real estate industry. In selecting investments for the Portfolio, Clarion will select companies that derive at least 50% of their total revenues or earnings from owning, operating, developing and/or managing real estate. This portion of the Portfolio will have investments located in a number of different countries, including the U.S. As a general matter, the Portfolio expects these investments to be in common stocks of large-, mid- and small-sized companies, including real estate investment trusts and similarly situated real estate companies outside the U.S. The Portfolio may invest in companies located in countries with emerging securities markets.

     Clarion uses a multi-step investment process for constructing the Portfolio's investment portfolio that combines top-down region and sector allocation with bottom-up individual stock selection.

     First, Clarion selects sectors and geographic regions in which to invest, and determines the degree of representation of such sectors and regions, through a systematic evaluation of public and private property market trends and conditions. Second, Clarion uses an in-house valuation process to identify investments with superior current income and growth potential relative to their peers. This in-house valuation process examines several factors including value and property; capital structure; and management and strategy.

VI.  PORTFOLIO TRANSACTIONS

     Subject to the supervision and control of the Manager and the Trustees of the Trust, the Portfolio's Adviser is responsible for decisions to buy and sell securities for its account and for the placement of its portfolio business and the negotiation of commissions, if any, paid on such transactions. Brokerage commissions are paid on transactions in equity securities traded on a securities exchange and on options, futures contracts and options thereon. Fixed income securities and certain equity securities in which the Portfolio invests are traded in the over-the-counter market. These securities are generally traded on a net basis with dealers acting as principal for their own account without a stated commission, although prices of such securities usually include a profit to the dealer. In over-the-counter transactions, orders are placed directly with a principal market maker unless a better price and execution can be obtained by using a broker. In underwritten offerings, securities are usually purchased at a fixed price which includes an amount of compensation to the underwriter generally referred to as the underwriter's concession or discount. Certain money market securities may be purchased directly from an issuer, in which case no commissions or discounts are paid. U.S. government securities are generally purchased from underwriters or dealers, although certain newly-issued U.S. government securities may be purchased directly from the U.S. Treasury or from the issuing agency or instrumentality. The Portfolio's Adviser is responsible for effecting its portfolio transactions and will do so in a manner deemed fair and reasonable to the Portfolio and not according to any formula. The primary consideration in executing portfolio transactions will be prompt execution of orders in an efficient manner at a favorable price. In selecting broker-dealers and negotiating commissions, the Adviser considers the firm's reliability, the quality of its execution services on a continuing basis, confidentiality, including trade anonymity and its financial condition. When more than one firm is believed to meet these criteria, preference may be given to brokers that provide the Portfolio or its Adviser with brokerage and research services within the meaning of Section 28(e) of the Exchange Act. In doing so, the Portfolio may pay higher commission rates than the lowest available when its Adviser believes it is reasonable to do so in light of the value of the brokerage and research services provided by the broker effecting the transaction. The Portfolio's Adviser is of the opinion that, because this material must be analyzed and reviewed, its receipt and use does not tend to reduce expenses but may benefit the Portfolio or other accounts managed by the Adviser by supplementing the Adviser's research.

     It has for many years been a common practice in the investment advisory business for advisers of investment companies and other institutional investors to receive research services from broker-dealers which execute portfolio transactions for the clients of such advisers. Consistent with this practice, the Portfolio's Adviser receives research services from many broker-dealers with which the Adviser places the Portfolio's transactions. The Adviser may also receive research or research credits from brokers which are generated from underwriting commissions when purchasing new issues of fixed income securities or other assets for the Portfolio. This research, which in some cases may also be purchased for cash, includes such matters as general economic and security market reviews, industry and company reviews, evaluations of securities and recommendations as to the purchase and sale of securities.

     As noted above the Adviser may purchase new issues of securities for the Portfolio in underwritten fixed price offerings. In these situations, the underwriter or selling group member may provide the Adviser with research in addition to selling the securities (at the fixed public offering price) to the Portfolio or other advisory clients. Because the offerings are conducted at a fixed price, the ability to obtain research from a broker-dealer in this situation provides knowledge that may benefit the Portfolio, other investment advisory clients, and the Adviser without incurring additional costs. These arrangements may not fall within the safe harbor of Section 28(e) because the broker-dealer is considered to be acting in a principal capacity in underwritten transactions. However, the Financial Industry Regulatory Authority has adopted rules expressly permitting broker-dealers to provide bona-fide research to advisers in connection with fixed price offerings under certain circumstances. As a general matter in these situations, the underwriter or selling group member will provide research credits at a rate that is higher than that which is available for secondary market transactions.

     The Board of Trustees has approved a Statement of Directed Brokerage Policies and Procedures for the Trust pursuant to which the Trust may direct the Manager to cause the Adviser to effect securities transactions through broker-dealers in a manner that would help to generate resources to pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment pursuant to the management agreement ("Directed Brokerage"). The Trustees will review the levels of Directed Brokerage for the Portfolio on a quarterly basis.

     The Adviser may effect portfolio transactions for other investment companies and advisory accounts. Research services furnished by broker-dealers through which the Portfolio effects its securities transactions may be used by the Portfolio's Adviser in servicing all of its accounts; not all such services may be used in connection with the Portfolio. In the opinion of the Adviser, it is not possible to measure separately the benefits from research services to each of its accounts, including the Portfolio. Whenever concurrent decisions are made to purchase or sell securities by the Portfolio and another account, the Portfolio's Adviser will attempt to allocate equitably portfolio transactions among the Portfolio and other accounts. In making such allocations between the Portfolio and other accounts, the main factors to be considered are the respective investment objectives, the relative size of portfolio holdings of the same or comparable securities, the availability of cash for investment, the size of investment commitments generally held, and the opinions of the persons responsible for recommending investments to the Portfolio and the other accounts. In some cases this procedure could have an adverse effect on the Portfolio. In the opinion of the Adviser, however, the results of such procedures will, on the whole, be in the best interest of each of the accounts.

     The Adviser to the Portfolio may execute portfolio transactions through certain of its affiliated brokers, if any, acting as agent in accordance with the procedures established by the Board of Trustees, but will not purchase any securities from or sell any securities to any such affiliate acting as principal for its own account.

     For the year ended December 31, 2007, the Portfolio paid $3,160,080 in brokerage commissions. For the year ended December 31, 2007, the Portfolio also paid $626,916 and $2,438, respectively, to Lehman Brothers, Inc. and Neuberger Berman LLC, each an affiliated broker of Neuberger Berman.

VII. PORTFOLIO'S OWNERSHIP INFORMATION

     The Portfolio had 98,665,923 total shares outstanding as of April 28, 2008.

     Metropolitan Life Insurance Company, a New York life insurance company ("MetLife"), and its affiliates, MetLife Investors USA Insurance Company, MetLife Investors Insurance Company, First MetLife Investors Insurance Company, New England Life Insurance Company and General American Life Insurance Company (individually an "Insurance Company" and collectively the "Insurance Companies"), are the record owners, through their separate accounts, of all of the Portfolio's shares.

     As of April 28, 2008, the officers and Trustees of the Trust as a group beneficially owned less than 1% of the shares of beneficial interest of the Portfolio. To the Trust's knowledge, no person, as of April 28, 2008, was entitled to give voting instructions to an Insurance Company with respect to 5% or more of the Portfolio's shares.